                                                                     Exhibit 8.2

Faroudja, Inc.
750 Palomar Avenue
Sunnyvale, CA 94086

    Re: Sage, Inc./Faroudja, Inc.

Gentlemen:

    We have acted as special counsel to Faroudja, Inc., Delaware corporation ("Faroudja") in connection with a proposed reorganization (the "Reorganization") pursuant to which Finland Merger Sub, Inc., a Delaware corporation ("Merger Co."), a newly formed wholly owned subsidiary of Sage, Inc., a Delaware corporation ("Sage"), will merge with and into Faroudja. The Reorganization will be completed pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of February 18, 2000 by and among Sage, Faroudja, and Merger Co. (the "Reorganization Agreement") and as described in the Registration
Statement (No. 333-     ) on Form S-4 filed by Sage (the "Registration
Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Reorganization Agreement.

    In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Reorganization Agreement, (ii) the Registration Statement, and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Sage and Faroudja.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Review Service and such other authorities as we have considered relevant.

    Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code. As a tax-free reorganization, the Reorganization will have the Federal income tax consequences set forth in the numbered items below to the holders of Faroudja common stock who exchange their shares pursuant to the Reorganization for Sage common stock, except that this opinion is neither applicable nor directed to holders subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, holders who are subject to the alternative minimum tax provisions of the Code, holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, holders who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy, and holders who do not hold their shares as capital assets:

    1. No gain or loss will be recognized by the shareholders of Faroudja upon receipt of Sage common stock in exchange for their shares of Faroudja common stock pursuant to the Reorganization, other than with respect to cash received in lieu of fractional shares of Sage common stock;

Sage, Inc./Faroudja, Inc.

    2. The aggregate bases of the Sage common stock received by the shareholders of Faroudja pursuant to the Reorganization, including any fractional share deemed received, will be the same as the aggregate bases of the shares of Faroudja common stock surrendered in exchange therefor;

    3. The holding period of the Sage common stock received by shareholders of Faroudja pursuant to the Reorganization will include the holding period of the Faroudja common stock surrendered in exchange therefor; and

    4. A shareholder of Faroudja common stock will recognize gain or loss with respect to the cash received instead of a fractional share interest in Sage common stock. Gain or loss will be equal to the difference, if any, between the portion of the shareholders' basis allocable to the fractional shares and the amount of cash received for them. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the shareholder has held the shares of Faroudja common stock for more than one year at the effective time of the Reorganization.

    The opinion is conditioned and shall not be operative unless there is delivered simultaneously with this opinion an opinion by Morrison & Forester LLP, special counsel to Sage, with substantially the same assumptions, conclusions, and conditions as those contained herein.

    This opinion is solely for your information in connection with the Reorganization, and is not, without the prior written consent of this firm, to be quoted in full or in part or otherwise referred to in any documents nor to be filed with any governmental agency or other persons, other than with the Commission, to which reference and filing we hereby consent.

                                          Very truly yours,
                                          /s/ BUCHALTER, NEMER, FIELDS & YOUNGER

                                          A Professional Corporation